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                                                                     EXHIBIT 5.1


                             ANDREWS & KURTH L.L.P.


                           4200 Texas Commerce Tower


                              Houston, Texas 77002



                                 April 16, 1996

Board of Directors
Apache Corporation
One Post Oak Central
2000 Post Oak Boulevard, Suite 100
Houston, Texas 77056

Gentlemen:

     We have acted as special counsel to Apache Corporation, a Delaware corporation ("Apache"), in connection with the offer by Apache of up to 12,550,000 shares (the "Shares") of Common Stock, par value $1.25 per share, of Apache (the "Common Stock"). Each Share includes an associated preferred stock purchase right ("Right") to be issued pursuant to that certain Rights Agreement dated as of January 31, 1996 between Apache and Norwest Bank Minnesota, N.A. as rights agent. This opinion is being delivered in connection with Apache's Registration Statement on Form S-4 (the "Registration Statement") relating to the registration of the offering and sale of the Shares (with associated Rights) under the Securities Act of 1933, as amended. The Shares are being offered to holders of common stock of The Phoenix Resource Companies, Inc. ("Phoenix") in connection with the merger of Phoenix with YPY Acquisitions, Inc., a Delaware corporation and wholly-owned subsidiary of Apache ("Merger Sub"), pursuant to the Agreement and Plan of Merger dated March 27, 1996 between Apache, Merger Sub and Phoenix (the "Merger Agreement").

     As the basis for the opinion hereinafter expressed, we have examined such statutes, regulations, corporate records and documents, certificates of corporate and public officials and other instruments as we have deemed necessary or advisable for the purposes of this opinion. In such examination, we have assumed the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies.

     Based on the foregoing and on such legal considerations as we deem relevant, we are of the opinion that the Shares to be issued by Apache to stockholders of Phoenix as described in the Merger Agreement, have been validly authorized. The Shares will be validly issued, fully paid and non-assessable upon delivery of such Shares and payment of consideration in accordance with the Merger Agreement.


     We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the headings "The Merger -- Certain United States Income Tax Consequences" and "Legal Matters" in the Registration Statement.


                                          Very truly yours,


                                          /s/  ANDREWS & KURTH L.L.P.